Exhibit 99.1

For Immediate Release:	July 17, 2014

Home BancShares, Inc. Announces Completion

of the Acquisition of Florida Traditions Bank

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), announced today its completion of the acquisition of Florida Traditions Bank (“Traditions”). Pursuant to the terms of a previously announced definitive agreement and plan of merger, Traditions will merge with and into Centennial Bank upon the filing of articles of merger with the Arkansas State Bank Department and with the Secretary of State of the State of Florida effective as of Traditions’ close of business today, July 17, 2014.

Upon completion of the transaction, the combined company will have approximately $7.0 billion in total assets, $5.5 billion in total deposits, $4.7 billion in total loans and 149 branches across Arkansas, Florida and South Alabama. The transaction is accretive to the Company’s book value per common share and tangible book value per common share.

“We are pleased this acquisition opportunity arose to expand our presence in Central Florida,” said John Allison, Home’s Chairman. “Centennial Bank will be able to better serve the needs of our Central Florida customers with more convenient locations.”

Bud Stalnaker, Chief Executive Officer of Traditions adds, “We are equally excited about the opportunities this acquisition provides our customers and employees. Joining Centennial not only enhances our service capabilities, but also allows our focus to remain on outstanding community banking.” Mr. Stalnaker, who was the 2014 Florida Bankers Association Banker of the Year, will become the Division President for Centennial in Central Florida, managing the existing footprint of nine branches in the Orlando and Tampa markets as well as the eight former Florida Traditions branch locations.

“We are excited about this opportunity to merge our banking services with the Traditions management team,” said Randy Sims, Home’s Chief Executive Officer. “We believe the comparable strengths of Centennial and the Traditions team creates a prominent, dynamic financial institution with experienced local leadership and talented associates who are ready to serve our valued customers and communities from Tampa to Orlando.”

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida and South Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Registration Statement on Form S-4, effective as of May 30, 2014, and in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Randy Sims

Investor Relations Officer	Chief Executive Officer

(501) 328-4770	(501) 328-4656